EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
September 30, 2020
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of September 30, 2020 and the related Condensed Consolidating Statements of Operations for the nine months ended September 30, 2020 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

		September 30, 2020
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$227,195	$147,725	$76,151	$—	$451,071
Investment securities at fair value	124,092	—	—	—	124,092
Accounts receivable - trade, net	—	19,776	24,223	—	43,999
Intercompany receivables	47,450	—	—	(47,450)	—
Inventories	—	94,548	—	—	94,548
Income taxes receivable, net	—	—	24,520	(24,520)	—
Other current assets	3,487	8,792	26,909	(475)	38,713
Total current assets	402,224	270,841	151,803	(72,445)	752,423
Property, plant and equipment, net	400	30,668	44,999	—	76,067
Investments in real estate, net	—	—	9,786	—	9,786
Long-term investment securities at fair value	31,619	—	—	—	31,619
Investments in real estate ventures	—	—	102,458	—	102,458
Operating lease right-of-use assets	6,235	6,346	135,378	—	147,959
Investments in consolidated subsidiaries	346,734	175,796	—	(522,530)	—
Goodwill and other intangible assets, net	—	107,511	100,107	—	207,618
Other assets	31,593	47,473	35,982	—	115,048
Total assets	$818,805	$638,635	$580,513	$(594,975)	$1,442,978
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$10,649	$10,660	$(10,625)	$10,684
Intercompany payables	—	313	47,137	(47,450)	—
Income taxes payable, net	13,781	29,852	—	(24,520)	19,113
Current payments due under the Master Settlement Agreement	—	145,472	—	—	145,472
Current operating lease liability	1,242	1,878	19,365	—	22,485
Other current liabilities	44,279	81,881	68,069	(201)	194,028
Total current liabilities	59,302	270,045	145,231	(82,796)	391,782
Notes payable, long-term debt and other obligations, less current portion	1,379,781	15,695	16,113	(15,625)	1,395,964
Non-current employee benefits	51,996	9,345	—	—	61,341
Deferred income taxes, net	(16,931)	22,260	23,180	—	28,509
Non-current operating lease liability	6,383	5,022	147,795	—	159,200
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	393	37,962	31,010	(1,064)	68,301
Total liabilities	1,480,924	360,329	363,329	(99,485)	2,105,097
Commitments and contingencies
Stockholders' (deficiency) equity attributed to Vector Group Ltd.	(662,119)	278,306	217,184	(495,490)	(662,119)
Non-controlling interest	—	—	—	—	—
Total stockholders' (deficiency) equity	(662,119)	278,306	217,184	(495,490)	(662,119)
Total liabilities and stockholders' deficiency	$818,805	$638,635	$580,513	$(594,975)	$1,442,978

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Nine Months Ended September 30, 2020
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$918,787	$529,650	$(358)	$1,448,079
Expenses:
Cost of sales	—	615,458	374,625	—	990,083
Operating, selling, administrative and general expenses	26,682	55,135	157,141	(358)	238,600
Litigation settlement and judgment expense	—	53	—	—	53
Impairments of goodwill and intangible assets	—	—	58,252	—	58,252
Management fee expense	—	9,342	—	(9,342)	—
Restructuring charges	—	—	3,281	—	3,281
Operating (loss) income	(26,682)	238,799	(63,649)	9,342	157,810
Other income (expenses):
Interest expense	(90,967)	(2,176)	(239)	234	(93,148)
Change in fair value of derivatives embedded within convertible debt	4,999	—	—	—	4,999
Equity in losses from real estate ventures	—	—	(27,301)	—	(27,301)
Equity in earnings from investments	54,199	—	—	—	54,199
Equity in earnings in consolidated subsidiaries	106,140	(62,244)	—	(43,896)	—
Management fee income	9,342	—	—	(9,342)	—
Other, net	(2,977)	2,629	(5,685)	(2,083)	(8,116)
Income (loss) before provision for income taxes	54,054	177,008	(96,874)	(45,745)	88,443
Income tax benefit (expense)	6,628	(60,361)	25,972	—	(27,761)
Net income (loss)	60,682	116,647	(70,902)	(45,745)	60,682
Net income (loss) attributed to Vector Group Ltd.	$60,682	$116,647	$(70,902)	$(45,745)	$60,682
Comprehensive income (loss) attributed to Vector Group Ltd.	$61,823	$117,096	$(70,902)	$(46,194)	$61,823